Exhibit 10.4
AMENDMENT NO. 4
TO THE
VWR INTERNATIONAL, LLC RETIREMENT PLAN
(As Amended and Restated Effective January 1, 2011)
WHEREAS, VWR International, LLC (the “Company”) maintains the VWR International, LLC Retirement Plan (the “Plan”) for the benefit of eligible employees of the Company and its participating affiliates; and
WHEREAS, the Plan was most recently amended and restated effective January 1, 2011; and
WHEREAS, pursuant to Section 11.1 of the Plan, the Company reserved the right to amend the Plan at any time, subject to certain inapplicable limitations; and
WHEREAS, at the November 2013 meeting of the Board of Directors of the Company (the “Board”), the Board approved amendment of the Plan to allow eligible participants a one-time, limited opportunity to elect to receive their entire vested accrued benefit under the Plan in an immediate lump sum or an annuity (a “cashout window”); and
WHEREAS, the Benefit and Retirement Plan Committee of the Company desires to amend the Plan to reflect the cashout window approved by the Board.
NOW, THEREFORE, effective April 4, 2014, a new subsection (d) is hereby added to Section 5.1 of the Plan to read as follows:
(d)    Window for Immediate Lump Sum or Annuity
(i)    An “Eligible Participant” for purposes of this subsection (d) is a Participant (or the surviving Spouse of a Participant) with a vested Accrued Benefit under the Plan who:
(A)    has terminated from employment with the Employer as of November 30, 2013, or, if notified in October 2013 of his or her position being eliminated in connection with the VWR Corporate Restructuring Plan, April 11, 2014;
(B)    has not commenced payment of his or her Accrued Benefit;
(C)    was not eligible to participate in the VWR International, LLC Supplemental Benefits Plan at any time during his or her Period of Service; and
(D)    is not subject to a domestic relations order with respect to his or her Accrued Benefit that (1) is received by the Committee after

December 31, 2012, or (2) has been determined by the Committee to be a Qualified Domestic Relations Order that meets the requirements of Section 10.9.
(ii)    During the period of April 4, 2014 to May 19, 2014, an Eligible Participant may elect to receive his or her vested Accrued Benefit in the form of (a) a lump-sum payment, or (b) a Whole Life Annuity, a 50% Joint and Survivor Annuity, or a 75% Joint and Survivor Annuity; provided that if, as of June 1, 2014, he or she is eligible for an Early Retirement Benefit as determined under this Plan or an early retirement benefit as determined under the Science Kit Plan or the Ward’s Plan, as applicable, he or she may elect to receive his or her vested Accrued Benefit in any form of benefit described in Section 5.1(a) to (c) above (each, an “Immediate Annuity”). In all cases, benefits under this paragraph (d)(ii) shall subject to the following and paragraph (iii) below:
(A)    if a retroactive Annuity Starting Date is elected under Section 5.5, an Eligible Participant may not elect to receive his or her vested Accrued Benefit in the form of a lump-sum payment under this subsection (d);
(B)    if an Eligible Participant was a participant in the Science Kit, Inc. Retirement Plan (as described in Appendix G, the “Science Kit Plan”) or the Ward’s Natural Science Establishment, Inc. Retirement Plan (as described in Appendix H, the “Ward’s Plan”) and is eligible for an Early Retirement Benefit as determined under this Plan as of June 1, 2014, but is not eligible for an early retirement benefit as determined under the Science Kit Plan or the Ward’s Plan, as applicable, as of such date, the Participant may elect to receive his or her vested Accrued Benefit (which shall include the Transferred Science Kit Benefit or the Transferred Ward’s Benefit) under this subsection (d), provided that the form of payment elected under this subsection (d) shall be deemed to apply to his or her entire vested Accrued Benefit (which shall include the Participant’s Transferred Science Kit Benefit or Transferred Ward’s Benefit, as applicable).
(C)    if an Eligible Participant was a participant in the Science Kit Plan or the Ward’s Plan and is eligible for an early retirement benefit as determined under the Science Kit Plan or the Ward’s Plan, as applicable, as of June 1, 2014, but is not eligible for an Early Retirement Benefit as determined under this Plan as of such date, the Participant may elect to receive his or her vested Accrued Benefit (which shall include the Transferred Science Kit Benefit or the Transferred Ward’s Benefit) under this subsection (d), provided, however, that the portion of the Participant’s vested Accrued Benefit not attributable to his or her Transferred Science Kit Benefit or Transferred Ward’s Benefit shall be reduced and actuarially adjusted consistent with Section 4.3, and provided further that the form of payment elected under this subsection

(d) shall be deemed to apply to his or her entire vested Accrued Benefit (which shall include the Participant’s Transferred Science Kit Benefit or Transferred Ward’s Benefit, as applicable); and
(D)    if an Eligible Participant was a participant in the Science Kit Plan or the Ward’s Plan and is eligible for an Early Retirement Benefit as determined under this Plan as of June 1, 2014 and an early retirement benefit as determined under the Science Kit Plan or the Ward’s Plan, as applicable, as such date, the Participant may elect to receive his or her vested Accrued Benefit (which shall include the Transferred Science Kit Benefit or the Transferred Ward’s Benefit) under this subsection (d), provided that the form of payment elected under this subsection (d) shall be deemed to apply to his or her entire vested Accrued Benefit (which shall include the Participant’s Transferred Science Kit Benefit or Transferred Ward’s Benefit, as applicable).
(iii)    Payment of the lump sum or the Immediate Annuity elected under this subsection (d) shall be made or commence as of June 1, 2014, shall be Actuarially Equivalent to the Participant’s Accrued Benefit under the Plan using the Applicable Mortality Table and the interest rate or rates specified in section 417(e)(3) of the Code for the fourth calendar month preceding the beginning of the Plan Year which contains the Annuity Starting Date, and shall not be subsidized to reflect commencement prior to his or her Regular Retirement Date; provided, however, that if, as of June 1, 2014, an Eligible Participant is eligible for an Early Retirement Benefit as determined under this Plan or an early retirement benefit as determined under the Science Kit Plan or the Ward’s Plan, as applicable, the lump sum elected by such Participant shall be determined as the greater of the lump sum value of an immediate annuity or the lump sum value of a deferred annuity; and provided further that the lump sum elected with respect to an Eligible Participant’s Transferred Science Kit Benefit shall be determined on the basis of the Applicable Interest Rate and the Applicable Mortality Table, if such factors result in a lump sum payment greater than the lump sum payment determined under the preceding sentence.
(iv)    An Eligible Participant’s election under this subsection (d) is subject to the election and consent requirements of Sections 5.1, 5.2, and 5.4, as applicable. An Eligible Participant who does not elect an immediate lump sum payment or an Immediate Annuity under this subsection (d) shall be eligible to receive payment of his or her vested Accrued Benefit in accordance with the terms of the Plan.

IN WITNESS WHEREOF, the Benefit and Retirement Plan Committee has caused this Amendment to be adopted on behalf of VWR International, LLC this 28th day of March, 2014.

Attest:	VWR INTERNATIONAL, LLC

/s/ Pam Klonaris	By:	/s/ James M. Kalinovich

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